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For further information call:(CEO) Mark Bristow (0)82 800 4293 or +44 779 775
2288

MORILA GOLD MINE JOINS MILLIONAIRES' CLUB

Bamako, Mali, 11 December 2002 - The Morila mine in Mali yesterday poured its millionth ounce of gold this year, making it one of the few in the world to achieve this target. Morila is jointly owned by Randgold Resources and AngloGold, each of which has a 40% interest in the mine, with the government of Mali holding the rest.

Morila, which was discovered and developed by Randgold Resources, poured its first gold in October 2000 and went into full production in January 2001. Since then, it has produced almost 2 million ounces of gold at a total cash cost of less than US$100 per ounce, a performance that ranks it among the highest-margin producers in the global gold industry. Continuing exploration has already partially replaced the mine's depleted reserves and recent geological modelling has indicated potential orebody extensions to the southwest, east and west. There are further opportunities to discover Morila style orebodies both within the 200km(2) mining lease area and also within the company's 3000km(2) land position surrounding the Morila JV area.

Issued on behalf of Randgold Resources Limited by du Plessis Associates.
dPA contact Kathy du Plessis on Tel: 27(11) 728 4701, mobile: (0)83 266 5847 or e-mail randgoldresources@dpapr.com

NOTE ON RANDGOLD RESOURCES:
Randgold Resources (Nasdaq: GOLD and LSE:RRS) was incorporated in August 1995, listed on the London Stock Exchange in July 1997 and on the Nasdaq in July 2002. Its business is surface gold mining and exploration and its activities are focused on West Africa. Further details can be found at www.randgoldresources.com

DISCLAIMER:
Statements made in this release with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release.